                          AGREEMENT AND GENERAL RELEASE
                          -----------------------------

         WHEREAS, Barry Vesotsky (referred to in this Agreement as "Employee") has been employed by Deb Shops, Inc. (referred to in this Agreement as "Deb Shops" or "the Company"); pursuant to the terms of an Employment Agreement dated December 20, 2001 ("the Employment Agreement") and

         WHEREAS, Employee and Deb Shops mutually desire to terminate the Employment Agreement and to resolve amicably all aspects of Employee's separation from employment with Deb Shops;

         NOW THEREFORE, Employee and Deb Shops agree as follows:

         1. Employee, in consideration of Deb Shops' undertakings set forth in Paragraph 2 and intending to be legally bound does hereby:

            (a) resign his position as Vice President of Merchandising and any and all officer or director positions held with Deb Shops or any of its affiliates or subsidiaries effective March 31, 2004 ("Termination Date"); and

            (b) release and forever discharge Deb Shops and its past, present and future officers, directors, employees, shareholders and agents, attorneys, insurers and all of their respective successors and assigns, jointly and severally, from all claims, actions or causes of action of any kind, known or unknown, which Employee now has or hereafter may have, arising out of any matter, occurrence, omission or event occurring prior to the execution of this Agreement, including, but not limited to: (i) any claims relating to or arising out of Employee's employment with and/or termination of employment with Deb Shops; (ii) any claims for unpaid or withheld wages, vacation, sick and/or personal time pay, un-reimbursed expenses, severance pay, notice, bonuses, management incentive programs, and/or other compensation or benefits of any kind; (iii) any and all claims of discrimination in employment arising before the execution of this Agreement, including, but not limited to claims for discrimination or harassment on the basis of age, sex, race, religion, color, creed, handicap, disability, citizenship, national origin or sexual orientation arising under Title VII of the Civil Rights Act of 1964, The Americans with Disabilities Act, The Family and Medical Leave Act of 1993, The Age Discrimination in Employment Act, 29 USCA ss.621, et seq. ("ADEA") and/or any other similar federal, state and local laws, and any claims for retaliation thereunder; (iv) any other claims arising out of or in any way related to Employee's employment or the separation of his employment with Deb Shops, including, but not limited to breach of contract, breach of the Employment Agreement, breach of covenant of good faith and fair dealing, defamation, fraud, promissory or equitable estoppel, misrepresentation, violation of public policy, wrongful discharge, unfair dismissal, or any other common law claim now or hereafter recognized; and (v) all claims for attorneys' fees. Notwithstanding the foregoing, Employee does not release Deb Shops of and from any claims (i) for indemnification under the Company's by-laws for actions or omissions occurring prior to March 31, 2004; (ii) for vested benefits under the Company's 401(k) or stock option plans; and

            (c) agree to fully cooperate with and assist the Company and their counsel in connection with any litigation, corporate transactions, general business matters, or agency investigations or audits, and to make himself reasonably available to the Company to do so at times and locations as to not interfere with his duties and responsibilities to any future employer.

         2. Deb Shops, in consideration of the promises of Employee set forth in this Agreement and intending to be legally bound, does hereby:

            (a) release and forever discharge Employee from any claims, actions, or causes of action in connection with any acts or omissions of Employee arising out of any matter, occurrence, omission or event occurring prior to the execution of this Agreement. Notwithstanding the foregoing, Deb Shops does not release Employee from claims, actions or causes of action associated with the disclosure of trade secrets, proprietary information, or confidential information as set forth in this Agreement or any claim for breach of this Agreement; and

            (b) agree to pay employee $250,000 in a lump sum within ten (10) days after this Agreement becomes effective, less applicable federal, state and local taxes; and

            (c) agree to provide for the benefit of Employee and his eligible dependents continued coverage in the Company's group insurance plans for medical, dental and vision benefits through March 31, 2005, or until Employee is eligible for comparable coverage from a new employer, whichever is earlier. Thereafter, Employee and his eligible dependents may continue coverage, at Employee's sole expense, through COBRA. All other employee benefits shall terminate on the Termination Date, subject to any conversion rights which exist under any insurance policies or applicable law; and

            (d) agree to continue to provide Employee with indemnification to the fullest extent permitted by the Company's by-laws and applicable law for actions and omissions occurring prior to March 31, 2004.

            (e) agree to transfer to Employee the lease for his current Company vehicle, with Employee to assume responsibility for all payments due after March 31, 2004.

         3. Employee acknowledges and agrees that the money and benefits he will receive under Paragraph 2 above exceed the money and benefits to which he otherwise would be entitled, and that such excess is sufficient consideration to support the grant of the General Release in Paragraph 1 above.

         4. Employee will have the right to exercise his 50,000 options in the stock of Deb Shops, Inc. which were vested prior to March 31, 2004 in accordance with the terms of the Company's Stock Option Plan. For purposes of the Stock Option Plan, Employee's separation shall be deemed to be a termination without cause. Employee agrees that prior to exercising any stock options he will offer Deb Shops the right to cancel the options by paying Employee the difference between the closing price for the shares on the date of notification by Employee of his intention to exercise the options and the exercise price. Deb Shops will have one (1) business day following notification to exercise its right to cancel the options. In the absence of notification from Deb Shops of its exercise of its right, Employee may proceed with the intended exercise.

         5. Employee agrees that he will not voluntarily cooperate in litigation, regulatory or administrative proceedings or investigations against the Company or affiliates, nor will he act in any manner disloyal to the Company or contrary to its interests as determined by the Company, provided that this restriction will not prevent Employee from testifying truthfully under subpoena in any legal proceeding.

         6. Employee represents that he has not instituted or permitted to be instituted against Deb Shops any claim or suit. Employee agrees not to institute any claim or suit against Deb Shops that is within the scope of his release of Deb Shops in subparagraph 1(b) above other than any claim seeking to determine the validity of his waiver of his rights under the ADEA.

         7. Employee agrees that he will not issue any press release or make any public statement concerning his employment, his departure, or the financial affairs of the Company without the prior written consent of the Company. Employee agrees that he will not disclose the existence or the terms of this Agreement to anyone except his spouse, his tax advisor, his attorney and taxing authorities. Further, Employee agrees that unless he is given written consent from the Company, he will not participate in any interview or make any oral statement, and will not draft, edit or otherwise be involved in any way in the publication of any written document, audio or visual presentation or other publication, or the preparation or presentation of any speeches, courses or consulting which in any manner, directly or indirectly, describes, discusses or alludes to any matter or experience in which Employee was involved or learned about while employed by the Company. This paragraph 7 will not prevent Employee from using his general skill, ability, experience and industry knowledge in any future business activity.

         8. Employee agrees not to disparage Deb Shops and/or any of its officers, directors or employees, either personally or professionally. Deb Shops agrees that it will not disparage Employee either personally or professionally in any communication by an officer or director or other authorized agent. Deb Shops will provide positive references for Employee consistent with its public announcement of Employee's departure. This non-disparagement provision will not prevent any party from providing truthful information to any government agency, court or party in litigation, or prevent Deb Shops from making any public statement required by law.

         9. Employee agrees that he will continue to comply after the termination of confidentiality provisions of paragraph 7 of the Employment Agreement. Employee further agrees that he will immediately return any and all documents and other property he may have which belongs to Deb Shops. Employee further agrees to return to Deb Shops any other of its documents and property that he may discover he has at a later time.

         10. Employee agrees that until March 31, 2005, he will not induce any employee, consultant, vendor or other third-party with whom Deb Shops does business to terminate or modify their relationship with Deb Shops or otherwise interfere with the Company's contractual relationships.

         11. Deb Shops will provide plaintiff with W-2 forms for all taxable income received by Employee as required by law.

         12. If any term, covenant, restriction or provision of this Agreement is determined by any court to be unenforceable, illegal or invalid, the other terms, covenants, restrictions and provisions shall remain in full force and effect.

         13. This Agreement constitutes the entire agreement between the parties. Any modifications to this Agreement must be in writing and signed by a duly authorized representative of Deb Shops.

         14. This Agreement is made in Pennsylvania and is to be governed by Pennsylvania law to the extent that state law is applicable. Employee expressly waives any rule or custom requiring construction against the drafter of this Agreement.

         15. Employee agrees and represents that:

             (a) he has read carefully the terms of this Agreement, including the General Release and non-disclosure provision contained in Paragraph 1;

             (b) he has been informed by the terms of this document that he may have this document reviewed by his own attorney and has been represented by Alan Epstein, Esquire, an attorney selected by him, in the negotiation of this Agreement;

             (c) he understands the meaning and effect of the terms of this Agreement, including the General Release and non-disclosure provision contained in Paragraph 1;

             (d) he was given at least twenty-one (21) days in which to consider this Agreement;

             (e) he entered into this Agreement voluntarily and without compulsion of any kind;

             (f) he has not filed any claims, complaints or suits against Deb Shops; and

             (g) no promise or inducement not expressed in this Agreement has been made to him.

         16. Employee may revoke this Agreement for a period of seven (7) days following his execution of it. This Agreement shall not be effective or enforceable until the revocation period has expired. Any revocation must be in writing signed by Employee and delivered to the office of Stanley Uhr of Deb Shops, before the revocation period has expired.

         THEREFORE, the parties, intending to be legally bound by this Agreement, execute this document on the 23rd day of April, 2004.


EMPLOYEE:                                            DEB SHOPS, INC.:

/s/ Barry Vesotsky                                   /s/ Marvin Rounick
------------------                                   ------------------
Barry Vesotsky                                       Marvin Rounick
                                                     President

/s/ Alan Epstein                                     /s/ Warren Weiner
----------------                                     -----------------
Witness                                              Warren Weiner
                                                     Executive Vice President





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